For Immediate Release
U.S. CONCRETE ANNOUNCES OCCURRENCE OF CONVERSION EVENT FOR ITS 9.5% CONVERTIBLE SECURED NOTES DUE 2015
EULESS, TEXAS – June 18, 2013 – U.S. Concrete, Inc. (NASDAQ: USCR) today reported that, on June 17, 2013, the Last Reported Sale Price of the Common Stock for at least 20 Trading Days in a period of 30 consecutive Trading Days exceeded 150% of the Conversion Price, which constitutes the Conversion Event pursuant to the Indenture, dated as of August 31, 2010, as supplemented (the “Indenture”), among U.S. Concrete, the guarantors from time to time party thereto and U.S. Bank National Association, as Trustee, relating to U.S. Concrete’s 9.5% Convertible Secured Notes due 2015 (the “Notes”) (all terms used but not defined herein shall have the meanings ascribed to them in the Indenture). The Conversion Rate applicable to the Notes is 95.23809524 shares of Common Stock per $1,000 principal amount of Notes.
The right to convert Notes will terminate immediately prior to 9:00 a.m. New York City time on August 3, 2013, the date that is 46 days following the date of this release (the “Conversion Termination Date”). Holders may convert Notes up to the Conversion Cap at any time prior to the Close of Business on August 2, 2013, the Business Day immediately preceding the Conversion Termination Date. Any Holders who cannot convert the full amount of their Notes prior to the Conversion Termination Date due to the Conversion Cap may send an Election Notice to the Issuer in the form attached to the Indenture and may elect to convert such Notes on any date or dates prior to the date that is 180 days following the Conversion Termination Date. Except as otherwise provided in an Election Notice, any Notes not otherwise converted prior to the Conversion Termination Date may be redeemed at the Issuer’s option at any time in accordance with Article Four of the Indenture at a Redemption Price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the Conversion Termination Date, in respect of the Notes to be redeemed.
Interest shall cease to accrue on all Notes as of (but not including) the Conversion Termination Date. Certain covenants contained in the Indenture shall cease to have any further force or effect as of the Conversion Termination Date and certain provisions of the Indenture shall no longer apply, each as more fully described in the Conversion Event Notice. Pursuant to a supplemental indenture dated as of March 22, 2013, certain other covenants and provisions of the Indenture were terminated, and the Collateral securing the Notes and the Note Guarantees was released.
There is no Cash Conversion Amount payable on the Notes as a result of the Conversion Event.

About U.S. Concrete, Inc.
U.S. Concrete, Inc. (NASDAQ: USCR) services the construction industry in several markets in the United States through its two business segments: ready-mixed concrete and aggregate products. The company has 101 fixed and 11 portable ready-mixed concrete plants and seven producing aggregates facilities. During 2012, these plant facilities produced approximately 4.8 million cubic yards of ready-mixed concrete and 3.3 million tons of aggregates. The company has supplied concrete for high profile, green building projects such as the San Francisco Public Utilities Headquarters, San Francisco Academy of Sciences, and One World Trade Center. For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release contains various forward-looking statements and information that are based on management's beliefs, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. U.S. Concrete disclaims any obligation to update these statements and cautions you not to rely unduly on them. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized or the possibility that costs or difficulties related thereto will be greater than expected. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Additional risks affecting U.S. Concrete are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2012, and its subsequent filings on Form 10-Q.
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Company Contact:
Matt Brown
Senior Vice President and CFO
U.S. Concrete, Inc.
817-835-4105